EXHIBIT 10.21
FIRSTMERIT CORPORATION
LONG-TERM DISABILITY BENEFIT SUMMARY
     The following narrative describes the executive long-term disability benefit provided to executive officers of FirstMerit Corporation (“FirstMerit”):
     FirstMerit’s executive long-term disability benefit covers participating executives for 66 2/3% of salary and bonus paid in the last six months in the event the executive is unable to perform his or her job due to illness or injury lasting over 180 days and beginning after the executive is disabled more than 180 days. FirstMerit pays the premium for this benefit for eligible executives. For participating executive officers (excluding the CEO), the maximum benefit is $25,000 per month.